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                              SETTLEMENT AGREEMENT


         SETTLEMENT AGREEMENT, dated as of October 17, 1997 by and between The Great American BackRub Store, Inc., a New York corporation ("GAB") and Keith Dee, ________________________ ("Dee").


                               W I T N E S S E T H


         WHEREAS, GAB and Dee agree that it is in their respective best interests to resolve any and all claims Dee may have against GAB, pursuant to the terms and conditions provided herein.

         NOW, THEREFORE, IT IS AGREED:

         1. Dee agrees to accept, in full settlement of all claims against GAB, five year Warrants to purchase 90,000 shares of the Company's common stock of which 1/3 are exercisable at $.50 per share, 1/3 are exercisable at $.75 per share and 1/3 are exercisable at $1.00 per share.

         2. GAB agrees to register the shares issuable to Dee pursuant to the exercise of the Warrants on Form S-8.

         3. Dee irrevocably, unconditionally and generally releases and forever discharges GAB and each of GAB's direct or indirect affiliates, investors, partners, officers, directors, partners, employees and agents from any and all claims, liabilities , demands and causes of action known or unknown, fixed or contingent, which Dee claimed in the past, or now claims, or may be able to claim in the future against any of them arising directly or indirectly out of Dee's employment therewith or the termination of such employment, or Dee's ownership of any equity or other interest therein or any right to the same, including but not limited to all claims which Dee does not know or suspect at this time to exist and which, if known, would materially affect this release. Dee hereby covenants not to file a lawsuit or demand for arbitration to assert any such claim. This release includes a release of any and all claims for violation of any federal, state or municipal statute, including but not limited to claims arising under federal, state, or local laws prohibiting employment discrimination, Title VII of the Civil Rights Act 0f 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 and the Americans with Disabilities Act. This release does not release any claim Dee may have against GAB for a breach of any provision of this Agreement.

         4. GAB, on behalf of itself and each of its direct or indirect affiliates, shareholders, investors, officers, directors, partners, employees and agents irrevocably, unconditionally and generally releases and forever discharges Dee from any and all claims, liabilities, demands and cause of action known or unknown, fixed or contingent, which GAB claimed in the past, or now claims, or may be able to claim in the future against Dee arising directly or indirectly out of Dee's employment therewith, including but not limited to all claims which GAB does not know or suspect at this time to exist and which, if known, would materially affect this release. GAB hereby covenants not to file a lawsuit or demand for arbitration to assert any such claim. This release does not release any claim GAB may have against Dee for a breach of any provision of this Agreement.

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         5. Dee agrees to cooperate with GAB in connection with any litigation involving GAB in which Dee may be needed as a witness. Such cooperation by Dee will be provided at no charge to GAB, subject to scheduling at mutually convenient times (subject to court directives) except that GAB will reimburse Dee, upon documentation, for his reasonable out-of-pocket expenses should he be required to travel for a deposition or trial testimony.


         6. Notwithstanding Sections 3 and 4 above, the terms of a separate indemnification agreement shall survive delivery of this Agreement.


         7. Dee acknowledges that he has had the opportunity to review this Agreement with legal counsel of his choosing, is knowingly making the releases herein, and is entering into this Agreement of his own free will.


         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the day and year first above written.

                                       THE GREAT AMERICAN BACKRUB STORE, INC.




                                       By:  /s/ David Coia
                                            -----------------------------
                                            David Coia, President



                                       /s/ Keith Dee
                                       -----------------------------
                                       Keith Dee



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